UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 16, 2012

Augme Technologies, Inc.
(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 7th Avenue, 2nd Floor
New York, NY 10001
(Address of Principal Executive Offices)

(855)423-5433
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On November 16, 2012, Augme Technologies, Inc. and its wholly-owned subsidiaries (the "Company") entered into an Agreement (the "Agreement") with Mr. Robert F. Hussey, who has been acting as interim Chief Executive Officer since September 17, 2012.

        Pursuant to the Agreement, which is effective as of September 17, 2012, Mr. Hussey was appointed as the Company's Chief Executive Officer.  The term of the Agreement will expire on September 16, 2013.  Thereafter, the Company may extend the term of the Agreement for one or more additional twelve-month periods.

Mr. Hussey will receive a base salary of $350,000 during the initial term.  He will also be entitled to receive the following bonuses:

Profitability Bonus:

Mr. Hussey will be eligible for a bonus of $250,000 if the Company achieves profitability for a fiscal quarter while he serves as Chief Executive Officer or during the first fiscal quarter reported following the cessation of his employment as Chief Executive Officer, provided that the Company will have achieved an average of at least 15% sequential quarterly revenue growth, starting with the third quarter of the current fiscal year which will end on February 28, 2013.  Profitability will be achieved if revenue exceeds expenses, excluding the following expenses: (i) all non-recurring restructuring compensation payments and vendor settlements costs, (ii) costs related to operations that were discontinued prior to the end of the fiscal quarter being measured, and (iii) litigation expenses related to the Company's patents.

Sale Bonus:

In the event of a Control Change Mr. Hussey will receive a flat fee of 0.5% of Aggregate Consideration up to $200,000,000, plus 1.0% of Aggregate Consideration between $200,000,000 and $400,000,000, plus 1.5% of Aggregate Consideration above $400,000,000.

For purposes of the Sale Bonus, a Control Change is defined as the occurrence of any of the following events:  (i) a majority of the outstanding voting stock of the Company will have been acquired or beneficially owned by any person or any two or more persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding, or disposing of voting stock of the Company; or (ii) a merger or a consolidation of the Company with or into another corporation, other than (A) a merger or consolidation with a subsidiary of the Company, or (B) a merger or consolidation in which the holders of voting stock of the Company immediately prior to the merger as a class hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; or (iii) a statutory exchange of shares of one or more classes or series of outstanding voting stock of the Company for cash, securities, or other property, other than an exchange in which the holders of voting stock of the Company immediately prior to the exchange as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which the Company stock is being exchanged; or (iv) the sale or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of transactions, other than a sale or disposition in which the holders of voting stock of the Company immediately prior to the sale or disposition as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity to which the assets of the Company are being sold.

For purposes of the Sale Bonus, Aggregate Consideration is defined as (i) the amount of all consideration (whether in the form of cash, securities, or other property) directly or indirectly received or receivable by the Company or its shareholders in connection with any Control Change, including any amounts committed by any party to a transaction to be paid to the Company after any closing date, plus (ii) the amount of all consideration directly or indirectly received by the Company as a result of the exercise of any options, warrants or other securities conferring the option to invest additional capital in the Company that were issued in connection with a Control Change, plus (iii) without duplication, the total amount of Company indebtedness assumed by, repaid, refinanced or otherwise transferred (or for which a commitment to assume, pay, refinance or accept Company indebtedness was made)  in connection with a Control Change, minus (iv) any costs incurred by the Company in connection with the Control Change.

        Mr. Hussey was granted an aggregate of 235,000 stock options from the Augme Technologies, Inc. 2010 Incentive Stock Option Plan.  The options have an exercise price of $0.66 per share and a five-year term.  The options vest in accordance with the following schedule:

(i)            47,000 of the stock options vested immediately.

(ii)           188,000 of the stock options will vest in equal monthly increments over a three-year period (1/36th per month) starting on the date of Board approval, November 6, 2012, or will fully vest if the stock price is above $2.00 for 30 trailing consecutive trading days.

(iii)           In the event of a merger, acquisition or sale transaction by the Company which causes a change of Control Change, any unvested common stock, options to purchase common stock or similar securities held beneficially by Mr. Hussey will automatically become fully vested.

Mr. Hussey will also receive, at the Company's expense, health insurance and other fringe benefits on the same terms and conditions as the Company affords to other senior management employees as well as three weeks paid vacation during any contract year.

The Agreement may be terminated by the Company for just cause (as defined in the Agreement), without just cause (upon 30 days written notice by the Company to Mr. Hussey) or as a result of Mr. Hussey's disability or death.  Mr. Hussey may terminate the Agreement for good reason (as defined in the Agreement) or without good reason.

If the Agreement is terminated by the Company for just cause, the Company will pay to Mr. Hussey only that portion of his base salary, accrued but unused vacation pay, and to the extent required under the terms of any benefit plan or the Agreement, the vested portion of any benefit under such plan, all as earned through the date of termination.  Furthermore, Mr. Hussey will have the right to exercise any stock option rights and stock purchase rights granted to him that have vested and are outstanding at the date of termination but will forfeit any unvested stock option and stock purchase rights.

If the Company terminates Mr. Hussey's employment without just cause, the Company will continue to pay to Mr. Hussey his then-current base salary, in accordance with customary payroll practices, plus accrued but unpaid vacation time, accrued but unpaid benefits and reimbursement of all unpaid business expenses (in each case, as of the date of termination) (collectively the “Continued Benefits”) for a period of the greater of (a) three months; or (b) the remainder of the term, whichever the case may be (the “Continuation Period”).  Mr. Hussey will be entitled to continued participation in all medical and disability plans, to the extent such plans are provided by the Company, on the same terms and conditions as if his employment had not terminated until the expiration of the Continuation Period.

If Mr. Hussey terminates his employment for good reason, defined as any material reduction in Mr. Hussey's duties, responsibility, position or compensation, without his consent; relocation of Mr. Hussey's position from the New York City metropolitan area; a material breach of the Agreement by the Company; or the Company’s refusal or failure to establish and follow lawful policies and practices that are material to Mr. Hussey's position or job responsibilities, then the Company must continue to pay the Continued Benefits for the Continuation Period.  Mr. Hussey will be entitled to continued participation in all medical and disability plans, to the extent such plans are provided by the Company, at the same benefit level at which he was participating on the date of termination of his employment until the expiration of the Continuation Period.

Mr. Hussey may also terminate the Agreement without good reason, by providing 30 days notice to the Company.  In that event, the Company will be required to pay to Mr. Hussey only that portion of his base salary, accrued but unused vacation pay, and to the extent required under the terms of any benefit plan or the Agreement, the vested portion of any benefit under such plan, all as earned through the date of termination.  Mr. Hussey will retain the right to exercise any vested stock option rights and stock purchase rights granted to him that are vested and outstanding at the effective date of the termination of his employment and will forfeit any unvested stock option and stock purchase rights.

Mr. Hussey's employment will be terminated immediately if he is disabled, as defined in the Agreement, and upon his death.  If his employment is terminated as a result of his death or disability, the Company will be required to pay to Mr. Hussey or his estate, as the case may be, unrelated to any amounts that Mr. Hussey may receive pursuant to the Company's short-term and long-term disability plans or life insurance plans (as applicable), only his base salary and accrued but unpaid vacation pay earned through the date of termination, and to the extent required under the terms of any benefit plan or the Agreement, the vested portion of any benefit under such plan.  Mr. Hussey or his estate, as the case may be, will not forfeit any rights in which he is vested at the time of his disability or death, including, without limitation, the right to exercise any vested stock option rights and stock purchase rights granted to him and outstanding at the effective date of the termination of the Agreement.

In the event of a dispute between the Company and Mr. Hussey arising out of or relating to the Agreement, the dispute will be resolved by final and binding arbitration before the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules.

The foregoing is only a summary of the Agreement entered into with Mr. Hussey and is qualified in its entirety by the full text of the Agreement, which is attached to this Current Report on Form 8-K as exhibit 10.1.

Item 9.01                      Financial Statements and Exhibits

No.	Description

10.1	Employment Agreement executed on November 16, 2012 between Augme Technologies, Inc. and Robert F. Hussey

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 16, 2012
AUGME TECHNOLOGIES, INC.

By:  /s/ Thomas J. Virgin
        Thomas J. Virgin, Chief Financial Officer

EXHIBIT INDEX

No.	Description

10.1	Employment Agreement executed on November 16, 2012 between Augme Technologies, Inc. and Robert F. Hussey